                                 SCHEDULE 14A
                                (Rule 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  Confidential, For use of the
                                              Commission Only (as permitted by
                                              Rule 14a-6(e)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                              USDATA CORPORATION
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

Notes:

                               [LOGO] USDATA(R)
                     Redefining Manufacturing Performance

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                        TO BE HELD MONDAY, JUNE 1, 1998


TO THE STOCKHOLDERS:

  NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of USDATA Corporation (the "Company") will be held at the offices of the Company at 2435 North Central Expressway, Richardson, TX 75080 on Monday, June 1, 1998 at 10:00 a.m., local time, for the following purposes:

        1.   To elect seven directors;

        2. To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

  The Board of Directors has established the close of business on April 24, 1998, as the record date for the determination of stockholders entitled to receive notice of, and to vote at, the meeting or any adjournments thereof. In order that the meeting can be held and a maximum number of shares can be voted, whether or not you plan to be present at the meeting in person, please fill in, date and sign, and promptly return the enclosed Proxy in the return envelope provided for your use. No postage is required if mailed in the United States.


                                  By order of the Board of Directors,


                                  /s/ Robert L. Drury

                                  Robert L. Drury
                                  Secretary



2435 North Central Expressway
Richardson, TX 75080
April 29, 1998

                               USDATA CORPORATION
                         2435 North Central Expressway
                              RICHARDSON, TX 75080


                                PROXY STATEMENT


  This Proxy Statement is furnished in connection with the solicitation of Proxies by the Board of Directors (the "Board") of USDATA Corporation (the "Company") for use at the Annual Meeting of Stockholders to be held on Monday, June 1, 1998 (such meeting and any adjournment or adjournments thereof referred to as the "Annual Meeting") for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders and in this Proxy Statement. The Company intends to mail this Proxy Statement and related form of Proxy to stockholders on or about April 29, 1998.

VOTING SECURITIES

  Only the holders of shares of common stock, par value $.01 per share (the "Common Stock"), of the Company of record at the close of business on April 24, 1998 (the "Shares") are entitled to receive notice of, and to vote at, the Annual Meeting. On that date, there were 11,483,326 Shares outstanding and entitled to be voted at the Annual Meeting. It is the intention of the persons named in the Proxy to vote as instructed by the stockholders or, if no instructions are given, to vote as recommended by the Board. Each stockholder has one vote per Share on all business of the Annual Meeting.

  The seven nominees receiving the highest number of affirmative votes of the Shares present or represented and entitled to be voted will be elected as directors. Votes withheld from any director, abstentions and broker non-votes will be counted for purposes of determining the presence of a quorum for the transaction of business at the Annual Meeting. Abstentions are counted in tabulations of the votes cast on proposals presented to stockholders. Broker non-votes are not counted for purposes of determining whether a proposal has been approved.

REVOCABILITY OF PROXY

  Execution of the enclosed Proxy will not affect a stockholder's right to attend the Annual Meeting and vote in person. A stockholder, in exercising his right to vote in person at the Annual Meeting, effectively revokes all previously executed Proxies. In addition, the Proxy is revocable at any time prior to the effective exercise thereof by filing notice of a revocation with the Secretary of the Company or by filing a duly executed Proxy bearing a later date.

PERSONS MAKING THE SOLICITATION

  The solicitation of this Proxy is made by the Company. The cost of soliciting Proxies on behalf of the Company, including the actual expenses incurred by brokerage houses, nominees and fiduciaries in forwarding Proxy materials to beneficial owners, will be borne by the Company. In addition to solicitation by mail, certain officers and other employees of the Company may solicit Proxies on behalf of the Company in person or by telephone.

STOCKHOLDER PROPOSALS FOR 1999 ANNUAL MEETING

  Stockholders intending to present proposals at the next Annual Meeting of Stockholders to be held in 1999 must notify the Company of the proposal no later than December 30, 1998.

SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  The following table sets forth, as of April 24, 1998, the number of shares of the Company's Common Stock, the only class of capital stock outstanding, beneficially owned by each person known to the Company to be the beneficial owner of more than 5% of the outstanding Shares. The table also shows the number of Shares owned beneficially by each director, by each named executive officer, and by all executive officers and directors as a group:

                                       NUMBER OF SHARES           PERCENT OF
                                           OWNED (1)                CLASS
                                           ----------               ------
Safeguard Scientifics, Inc.(2)
   800 The Safeguard Building
   435 Devon Park Drive
   Wayne, PA  19087..................      3,481,381                 28.6%
Technology Leaders I(3)
   800 The Safeguard Building
   435 Devon Park Drive
   Wayne, PA 19087...................      1,654,356                 14.4%
Technology Leaders II(4)
   800 The Safeguard Building
   435 Devon Park Drive
   Wayne, PA 19087...................      1,654,356                 14.4%
Bob B. Midyett(5)
   2211 Sutton Place
   Richardson, TX 75080..............      1,228,224                 10.7%
Arthur R. Spector(6).................         89,582                    *
Gary J. Anderson, M.D. (7)...........         12,148                    *
James W. Dixon(8)....................         14,450                    *
Max D. Hopper(8).....................         11,250                    *
Jerry L. Johnson(9)..................          1,280                    *
Robert A. Merry......................              0                    *
Jack L. Messman(10)..................         81,225                    *
William G. Moore, Jr.................              0                    *
Bill E. Newell(11)...................         20,000                    *
Mark S. Grefer(8)....................         12,750                    *
H. Kenneth Whitaker..................              0                    *
Named Executive officers and
 directors as a group (11 persons)(12)       222,685                  1.9%
-----------------

*    Less than 1% of the outstanding Common Stock

(1) Except as otherwise disclosed, the nature of beneficial ownership is the sole power to vote and to dispose of the Shares (except for Shares held jointly with spouse).

(2) Safeguard Scientifics (Delaware), Inc. ("Safeguard Delaware"), a wholly owned subsidiary of Safeguard Scientifics, Inc. ("Safeguard"), is the record owner of 2,701,843 of the Shares set forth above and Safeguard Delaware, Inc., a wholly-owned subsidiary of Safeguard, is the record owner of the remaining 81,300 Shares. Consequently, such Shares are beneficially owned by Safeguard. Includes 698,238 Shares that may be acquired pursuant to currently exercisable warrants held by Safeguard Delaware. All of the Shares beneficially owned by Safeguard have been pledged by Safeguard as collateral under its bank line of credit. Does not include 1,654,356 Shares beneficially owned by each of Technology Leaders I and Technology Leaders II, venture capital partnerships in which Safeguard has a beneficial interest. Safeguard disclaims beneficial ownership of the Shares beneficially owned by each of Technology Leaders I and Technology Leaders II.

(3) Technology Leaders I consists of Technology Leaders L. P. and Technology Leaders Offshore C.V. Technology Leaders Management L. P., the sole general partner of Technology Leaders L. P. and the co-general partner of Technology Leaders Offshore C.V., exercises, through its executive committee, sole investment and voting power with respect to the Shares owned by such entities. Of the 1,654,356 Shares owned by Technology Leaders I, 772,418 Shares are owned by Technology Leaders L. P. and 881,938 Shares are owned by Technology Leaders Offshore C.V. Technology Leaders L. P., Technology Leaders Offshore C.V., Technology Leaders Management L. P., Technology Leaders II L. P., Technology Leaders II Offshore C.V. and Technology Leaders II Management L. P. are members of a group for purposes of Sections 13(d) and 13(g) of the Securities Exchange Act of 1934. Technology Leaders I disclaims beneficial ownership of the Shares beneficially owned by Technology Leaders II.

(4) Technology Leaders II consists of Technology Leaders II L. P. and Technology Leaders II Offshore C.V. Technology Leaders II Management L. P., the sole general partner of Technology Leaders II L. P. and the co-general partner of Technology Leaders II Offshore C.V., exercises, through its executive committee, sole investment and voting power with respect to the Shares owned by such entities. Of the 1,654,356 Shares owned by Technology Leaders II, 921,972 Shares are owned by Technology Leaders II L.
     P. and 732,384 Shares are owned by Technology Leaders II Offshore C.V. Technology Leaders L. P., Technology Leaders Offshore C.V., Technology Leaders Management L. P., Technology Leaders II L. P., Technology Leaders II Offshore C.V. and Technology Leaders II Management L. P. are members of a group for purposes of Sections 13(d) and 13(g) of the Securities Exchange Act of 1934. Technology Leaders II disclaims beneficial ownership of the Shares beneficially owned by Technology Leaders I.

(5) Includes for Mr. Midyett, 335,000 Shares held in a family partnership and 893,224 Shares held in a family trust.

(6) Includes for Mr. Spector, 12,000 Shares that may be acquired pursuant to stock options that are currently exercisable or that will become exercisable by June 24, 1998, and 77,582 Shares that may be acquired pursuant to currently exercisable warrants.

(7) Excludes for Dr. Anderson, 1,654,356 Shares beneficially owned by Technology Leaders I and 1,654,356 Shares beneficially owned by Technology Leaders II, of which Dr. Anderson disclaims beneficial ownership.

(8) Includes for Messrs. Dixon, Hopper and Grefer, 12,000 Shares, 11,250 Shares and 12,750 Shares, respectively, that may be acquired pursuant to stock options that are currently exercisable or that will become exercisable by June 24, 1998.

(9) Includes for Mr. Johnson, an aggregate of 200 Shares held in two trusts of which Mr. Johnson is a co-Trustee. Mr. Johnson shares voting and dispositive powers of the Shares held by these trusts.

(10) Includes for Mr. Messman, 12,000 Shares that may be acquired upon exercise of stock options that are currently exercisable or that will become exercisable by June 24, 1998, 6,620 Shares held in trust for Mr. Messman's daughter, and 6,620 Shares held in trust for Mr. Messman's son. Mr. Messman disclaims beneficial ownership of the securities held in trust for his children.

(11) Includes for Mr. Newell, 20,000 Shares that may be acquired pursuant to stock options that are currently exercisable or that will become exercisable by June 24, 1998.

(12) Includes 60,000 Shares that may be acquired pursuant to stock options that are currently exercisable or that will become exercisable by June 24, 1998, and 77,582 Shares that may be acquired pursuant to currently exercisable warrants.

                           I.  ELECTION OF DIRECTORS

     It is intended that the persons named as proxies for this Annual Meeting will vote in favor of the election of the following nominees as directors of the Company to hold office until the Annual Meeting of Stockholders in 1999 and until their successors are elected and have qualified. All of the nominees are presently serving as directors of the Company. Proxies may not be voted for more than seven directors. Each of the nominees has consented to serve if elected. However, if any of the nominees should become unavailable prior to the election, the holder of the Proxies may vote the Proxies for the election of such other persons as the Board may recommend, unless the Board reduces the number of directors to be elected.

     THE BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE ELECTION OF THE NOMINEES SET FORTH IN THIS PROPOSAL. PROXIES RECEIVED BY THE BOARD WILL BE SO VOTED UNLESS STOCKHOLDERS SPECIFY OTHERWISE ON THEIR PROXY CARDS. THE SEVEN NOMINEES RECEIVING THE HIGHEST NUMBER OF AFFIRMATIVE VOTES OF THE SHARES PRESENT OR REPRESENTED AND ENTITLED TO BE VOTED SHALL BE ELECTED AS DIRECTORS.

                                   PRINCIPAL OCCUPATION AND BUSINESS          HAS BEEN A
NAME                               EXPERIENCE DURING LAST FIVE YEARS        DIRECTOR SINCE     AGE
--------------------------------  ------------------------------------      --------------  ---------
Max D. Hopper                     Principal and Chief Executive Officer,
                                  Max D. Hopper Associates, an information
                                  systems consulting firm(1)(2)(4)....           1995           63
Gary J. Anderson, M.D.            Managing Director, TL Ventures LLC,
                                  a venture capital management
                                  company(5)..........................           1994           58
James W. Dixon                    Chief Executive Officer, Broadreach
                                  Consulting, Inc. (formerly the Reohr
                                  Group), an information technology staffing
                                  and consulting company(3)(6)........           1994           51
Jerry L. Johnson                  Senior Vice President, Operations,
                                  Safeguard Scientifics, Inc., a strategic
                                  information systems company(1)(3)(7)           1997           50
Robert A. Merry                   President and Chief Executive Officer
                                  of the Company(1)(8)................           1997           47
Jack L. Messman                   Chairman and Chief Executive Officer,
                                  Union Pacific Resources Group Inc., an
                                  energy company (2)(3)(9)............           1994           58
Arthur R. Spector                 Managing Director, Safeguard
                                  International Fund, L. P., a private
                                  equity fund(1)(2)(10)...............           1994           57
---------

(1)  Member of the Executive Committee.

(2)  Member of the Compensation Committee.

(3)  Member of the Audit Committee.

(4) From December 1985 until January 1995, Mr. Hopper served as Senior Vice President, Information Systems, of American Airlines, Inc. Mr. Hopper also served as Chairman of the SABRE Group, the airline reservation system unit of American Airlines, from April 1993 until January 1995. Mr. Hopper serves as a Director of the Gartner Group, Inc., VTEL Corporation, SCOPUS Technology Corporation, Worldtalk Corporation, Payless Cashways, Inc. and Metrocall, Inc. Mr. Hopper was elected Chairman of the Board of the Company effective April 1, 1998.

(5) Dr. Anderson has served as a managing director since 1991 and a general partner since 1995 of Technology Leaders Management L. P., as a managing director and a general partner of Technology Leaders II

     Management L. P. since 1994, and as a managing director of TL Ventures LLC since 1997. Dr. Anderson also served as Executive Vice President, Fund Management of Safeguard Scientifics, Inc. from November 1993 to December 1994. Dr. Anderson is a director of Quadrant Healthcare Inc.

(6) Prior to joining Broadreach Consulting, Inc. (formerly the Roehr Group), Mr. Dixon served as President and Chief Executive Officer of Information Technology Consulting, Inc. from September 1996 to October 1997. Mr. Dixon served as Chairman and Chief Executive Officer of ClientLink, Inc., a software development company, from March 1996 until August 1996. From June 1988 through February 1996, Mr. Dixon was an officer of CompuCom Systems, Inc., most recently serving as Chairman of the Board. Mr. Dixon is a director of AER Energy, Inc.

(7) From 1985 to 1995, Mr. Johnson served in various executive positions at US West, including vice president of network technology services. Mr. Johnson is Chairman of OAO Technology Solutions, Inc.

(8) From June 1995 to July 1997, Mr. Merry served as President, Process Manufacturing Strategic Business Unit, for Electronic Data Systems (EDS). From March 1992 to June 1995, Mr. Merry served as vice president of manufacturing and Gulf Atlantic sales manager for EDS.

(9) Mr. Messman is a director of Cambridge Technology Partners (Massachusetts), Inc., Novell, Inc., Safeguard Scientifics, Inc., Tandy Corp. and Union Pacific Resources Group Inc.

(10) Mr. Spector has served as a Director of the Company since November 1994 and Chairman until April 1, 1998. From January 1997 to March 1998, Mr. Spector served as a managing director of TL Ventures LLC, a venture capital management company organized to manage day-to-day operations of TL Ventures III L. P. and TL Ventures III Offshore L. P. From January 1995 through December 1996, Mr. Spector served as Director of Acquisitions of Safeguard Scientifics, Inc. from July 1992 until May 1995, Mr. Spector served as Vice Chairman and Secretary of Casino & Credit Services, Inc. From October 1991 to December 1994, Mr. Spector was Chief Executive Officer and a director of Perpetual Capital Corporation, a merchant banking organization. Mr. Spector serves as Chairman of the Board of Neoware Systems, Inc. (formerly HDS Network Systems Inc.), a manufacturer of network computers and a provider of desktop computing services, and is a director of DocuCorp International, Inc.


DIRECTORS' COMPENSATION

          Directors are elected annually and hold office until their successors are elected and have qualified or until their earlier resignation or removal. Directors are reimbursed for travel expenses incurred in connection with attendance at meetings or other Company business, but directors are not compensated for their services as directors.

DIRECTORS' STOCK OPTIONS

          Directors who are not employees of the Company and its subsidiaries or Safeguard and its wholly owned subsidiaries ("Eligible Directors") are entitled to participate in the 1994 Equity Compensation Plan ("1994 Plan"). No options were granted to Directors in 1997.

COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS

          The Board held four meetings in 1997. The Company's Board has appointed standing Compensation, Executive, and Audit Committees. The Compensation Committee reviews and recommends the compensation arrangements for senior management of the Company, including salaries, bonuses and grants of options to purchase shares of Common Stock under the Company's stock option and equity compensation plans. The Compensation Committee met two times during 1997. The Executive Committee, which did not meet during 1997, has the authority to approve transactions on behalf of the Company that do not exceed $1 million in the aggregate, except where such functions are required by law to be approved by the full Board of Directors. The Audit Committee recommends the firm to be appointed as independent certified public accountants to audit the Company's financial statements, discusses the scope and results of the audit with the independent certified public accountants, reviews with management and the independent certified public accountants the Company's interim and year-end operating results, considers the adequacy of the internal accounting controls and audit procedures of the Company and reviews the non-audit services to be performed by the independent certified public accountants. The Audit Committee met once during 1997. All of the directors attended at least 75% of the total number of Board and Committee meetings of which they were members during the period in which they served as a director, except Mr. Johnson, who attended 67% of the meetings.


                   REPORT OF THE BOARD COMPENSATION COMMITTEE

          The Compensation Committee of the Board (the "Compensation Committee") reviews and approves compensation levels recommended by management, including incentive compensation, for the executives of the Company, and administers the Company's stock option plans. Messrs. Hopper, Messman and Spector currently constitute the Compensation Committee.

          The Company's former acting Chief Executive Officer, Bill E. Newell, is an executive of Safeguard and was compensated while acting as Chief Executive Officer of the Company by Safeguard for services rendered to Safeguard and its affiliated partnership companies, including the Company. Decisions regarding Mr. Newell's cash compensation and other benefits paid or awarded to Mr. Newell during 1997 were determined by the Compensation Committee of the Board of Directors of Safeguard. Therefore, with respect to compensation issues relating to Mr. Newell, this report relates only to options which have been granted to Mr. Newell by the Company to purchase Shares of the Company.

EXECUTIVE COMPENSATION POLICIES

          The Company is in a highly competitive industry. In order to succeed, the Company believes that it must be able to attract and retain outstanding executives, promote among them the economic benefits of stock ownership in the Company, and motivate and reward executives who, by their industry, loyalty and exceptional service, make contributions of special importance to the success of the business of the Company. The Company has structured its executive compensation program to support the strategic goals and objectives of the Company.

          Base compensation levels and benefits are initially established for new executives on the basis of subjective factors, with reference to the experience and achievements of the individual and the level of responsibility to be assumed in the Company. Annual increases are determined subjectively based on the achievement of financial and strategic objectives, levels of individual responsibility and performance, and general levels of inflation. Annual cash bonuses are intended to create an incentive for executives who significantly contribute to and influence the Company's strategic plans and are responsible for the Company's performance. The aims are to focus executives' attention on areas such as profitability and asset management, to encourage teamwork and to tie executive pay to corporate performance goals which are consistent with the long-term goals of stockholders and other investors. Bonuses are awarded based on the achievement of annual financial and strategic goals approved by the Compensation Committee at the beginning of each year. These goals may include a target range of pretax earnings, earnings per share, return on equity, or other objective measurement consistent with long-term stockholder goals. The Compensation Committee approves a target range for specific financial and/or strategic goals and a range of potential bonus amounts for each executive, stated as a percentage of base salary. Ranges of potential bonuses are determined based upon the executive's ability to affect the Company's performance. Actual bonuses are awarded following the year-end based on the actual achievement level of the specified corporate goals compared to the target range of achievement. For fiscal 1997, the Compensation Committee determined that bonuses would be awarded based primarily upon the achievement of certain strategic objectives and upon a target range for revenue growth and pretax earnings, with the ability to adjust the payout among the participants based on individual performance.

          Grants of Company stock options are intended to align the interests of executives and key employees with the long-term interests of the Company's stockholders and other investors and to encourage executives and key employees to remain in the Company's employ. Grants are not made in every year, but are awarded subjectively based on a number of factors, including the individual's level of responsibility, the amount and term of options already held by the individual, the individual's contributions to the achievement of the Company's financial and strategic objectives as defined in the Company's annual plan, and the Company's achievement of its financial and strategic objectives, which may include the goals described above as well as developing strategic alliances, identifying and exploiting markets, expanding existing market share and penetration, expanding operating capabilities and improving net operating margins and return on equity.

     The Compensation Committee is aware that Internal Revenue Code section 162(m) provides that publicly held companies may not deduct in any taxable year compensation in excess of one million dollars paid to any of the individuals named in the Summary Compensation Table that is not "performance based" as defined in section 162(m). The Company believes that stock options granted under its 1994 Equity Compensation Plan meet the performance-based exception under section 162(m). The Compensation Committee believes that annual levels of executive compensation that are not performance based are not likely to exceed one million dollars in the foreseeable future, and the benefit to the Company of retaining the ability to exercise discretion under the Company's remaining incentive compensation plans outweighs the limited risk of loss of tax deductions under section 162(m). Therefore, the Company does not currently intend to seek to qualify any of its other incentive compensation plans under section 162(m).

CEO COMPENSATION

     Mr. Merry's compensation upon joining the Company on July 28, 1997, consisted of an annual base salary of $225,000 and a sign-on bonus of $63,000. Mr. Merry was not eligible for any performance-based bonus in 1997.

OTHER EXECUTIVE COMPENSATION

     The Compensation Committee did not award executive cash bonuses in 1997 due to the Company's failure to meet the bonus objectives discussed previously. During 1997, the Compensation Committee granted options under the Company's 1994 Plan to certain of its new executives and employees and to many of its current executives and employees. The relative number of options granted to executives and employees was based on each such individual's current responsibilities.


By the Compensation Committee:

Max D. Hopper       Jack L. Messman      Arthur R. Spector

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During 1997, the Compensation Committee consisted of Messrs. Hopper, Messman and Spector. Mr. Spector served as Chairman of the Board of the Company during that time.


                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION OF EXECUTIVE OFFICERS

     The following table sets forth information concerning compensation paid during the last three calendar years to the Chief Executive Officer and each of the Company's other most highly compensated executive officers at December 31, 1997 (collectively, the "Named Officers").


                          SUMMARY COMPENSATION TABLE
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                           LONG-TERM
                                        ANNUAL COMPENSATION                               COMPENSATION
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                             AWARDS
                                                                                  ----------------------------
                                                                        OTHER                    SECURITIES       ALL OTHER
                                                                        ANNUAL      RESTRICTED   UNDERLYING       COMPEN-
                                                                       COMPENS-        STOCK      OPTIONS/       SATION($)(6)
NAME AND PRINCIPAL                YEAR   SALARY ($)(1)   BONUS ($)(2)  ATION($)(3)  AWARD(S)($)  SARS (#)(5)
    POSITION                                                                           (4)
-----------------------------------------------------------------------------------------------------------------------------------
Robert A. Merry                   1997      $ 96,346      $ 63,000           --            --            --             --
President and
Chief Executive Officer (7)
-----------------------------------------------------------------------------------------------------------------------------------
Bill E. Newell, former Chief      1997      $180,000      $145,432           --                      20,000        $50,296
Executive Officer (8)
                                                                                                      5,000
-----------------------------------------------------------------------------------------------------------------------------------
William G. Moore, Jr., former     1997      $275,000      $      0                                                   2,375
President and Chief Executive
Officer (9)                       1996       274,017             0           --             --           --             --

                                  1995       250,000       150,000           --             --       114,000            --
-----------------------------------------------------------------------------------------------------------------------------------
Mark S. Grefer, former Senior     1997      $145,625      $ 50,000                                        --         1,913
Vice President of Worldwide
Sales (10)                        1996       107,500             0                                     1,000            --

                                  1995        62,884        50,750                                    75,000            --
-----------------------------------------------------------------------------------------------------------------------------------
H. Kenneth Whitaker, former       1997      $170,250      $ 35,000           --             --            --         2,375
Senior Vice President of
Product Development (11)          1996       160,813             0           --             --          1,000           --

                                  1995       148,750        55,394           --             --        100,000           --
-----------------------------------------------------------------------------------------------------------------------------------

(1) Amounts shown do not include amounts expended by the Company pursuant to plans (including group, disability, life, and health insurance) that do not discriminate in scope, terms or operation in favor of executive officers or directors and that are generally available to all salaried employees.

(2) With respect to Mr. Newell, the bonus paid in 1997 includes the value of 2,000 shares of common stock of ChromaVision Medical Systems, Inc. and 1,400 shares of common stock of Diamond Technology Partners Incorporated awarded as a bonus.

(3) Perquisites and other personal benefits for fiscal year 1997 did not exceed the lesser of $50,000 or 10% of any Named Officer's salary and bonus.

(4) Any dividends that become payable will be paid on restricted stock awards at the same rate as paid to all stockholders. At December 31, 1996, Mr. Moore held 273,910 shares of restricted stock, which were repurchased by the Company in 1997. See "Certain Relationships and Related Transactions."

(5) The option representing 5,000 shares was issued to Mr. Newell by Safeguard.

(6) The amount stated represents for Mr. Newell $42,358 life insurance premium, $738 contribution under Safeguard's 401(k) matched savings plan, and $7,200 pension plan contribution. For Messrs. Moore, Grefer and Whitaker, the amounts stated represent matched contributions under the Company's 401(k) Plan, which became effective on November 11, 1996.

(7)  Mr. Merry joined the Company in August 1997.

(8) Mr. Newell is a Vice President of Safeguard and served as acting CEO from March 1997 to August 1997. The cash compensation amounts reported in this table with respect to Mr. Newell are monies which have been paid by Safeguard and which represent compensation for services rendered to Safeguard and its affiliated partnership companies, including the Company. The Company has not directly reimbursed Safeguard for any part of the compensation paid to Mr. Newell.

(9)  Mr. Moore resigned as President and Chief Executive Officer in March 1997.

(10) Mr. Grefer joined the Company in May 1995 and served as an executive officer of the Company from January 1996 until his resignation in January 1998.

(11) Mr. Whitaker served as an executive officer of the Company until his resignation in August 1997.


STOCK OPTIONS

  The following tables set forth information with respect to (i) individual grants of stock options during 1997 to each of the Named Officers, (ii) options exercised during fiscal year 1997, and (iii) the number of unexercised options and the value of unexercised in-the-money options at December 31, 1997.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

-------------------------------------------------------------------------------------------------------------------------------
                                                                                                  POTENTIAL REALIZABLE VALUE
                                                                                                    AT ASSUMED ANNUAL RATES
                                                                                                  OF STOCK PRICE APPRECIATION
                                                   INDIVIDUAL GRANTS                                  FOR OPTION TERM(1)
-------------------------------------------------------------------------------------------------------------------------------
                                                      % OF TOTAL
                             NUMBER OF                 OPTIONS/
                             SECURITIES                  SARS
                        UNDERLYING OPTIONS/           GRANTED TO       EXERCISE OR
                                SARS             EMPLOYEES IN FISCAL   BASE PRICE    EXPIRATION      5%              10%
NAME                       GRANTED (#)(2)                YEAR           ($/SH)(3)       DATE         ($)             ($)
-------------------------------------------------------------------------------------------------------------------------------
Robert A. Merry               450,000                     57.7          $ 3.8750      7/29/07       891,246       2,168,568
                                                                                      7/29/05
-------------------------------------------------------------------------------------------------------------------------------
Bill E. Newell
  Company Options              20,000                      2.6          $ 3.6875      7/22/05        35,212          84,340
  Safeguard Options             5,000(4)                   1.7          $32.4375     12/11/05        77,437         185,476
-------------------------------------------------------------------------------------------------------------------------------
William G. Moore, Jr.               0                       --                --           --            --              --
-------------------------------------------------------------------------------------------------------------------------------
Mark S. Grefer                 50,000                      6.4          $   5.50      5/20/05       131,300         314,487
-------------------------------------------------------------------------------------------------------------------------------
H. Kenneth Whitaker                --                       --                --           --            --              --
-------------------------------------------------------------------------------------------------------------------------------

(1) The potential realizable values are based on an assumption that the stock price of the shares of Common Stock of the Company or Safeguard appreciate at the annual rate shown (compounded annually) from the date of grant until the end of the option term. These values do not take into account amounts required to be paid as income taxes under the Code or any applicable state laws or option provisions providing for termination of an option following termination of employment, nontransferability or vesting over periods of up to four years. These amounts are calculated based on the requirements promulgated by the Securities and

     Exchange Commission and do not reflect the Company's estimate of future stock price growth of the shares of Common Stock of the Company.

(2) Each option vests 25% each year commencing on the first anniversary of the grant date, has an eight-year term and continues vesting and remains exercisable so long as employment with the Company or one of its subsidiaries continues. The option exercise price may be paid in cash or by (i) delivery of previously acquired shares or (ii) same day sales, i.e. cashless broker's exercises.

(3) All options have an exercise price at least equal to the fair market value on the date of grant of the shares subject to each option.

(4) Options granted to Mr. Newell on December 11, 1997, to purchase shares of Common Stock of Safeguard under Safeguard's 1990 Stock Option Plan. The percentage of the total options granted is based on a total of 299,650 options granted by Safeguard to employees in 1997.


              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                     AND FISCAL YEAR-END OPTION/SAR VALUES

------------------------------------------------------------------------------------------------------------------------------------
                                                                NUMBER OF SECURITIES UNDERLYING           VALUE OF UNEXERCISED
                                                                    UNEXERCISED OPTIONS/SARs              IN-THE-MONEY OPTIONS/
                          SHARES ACQUIRED ON      VALUE              AT FISCAL YEAR-END (#)          SARs AT FISCAL YEAR-END ($)(1)
     NAME                    EXERCISE (#)      REALIZED ($)     EXERCISABLE       UNEXERCISABLE      EXERCISABLE       UNEXERCISABLE
------------------------------------------------------------------------------------------------------------------------------------
Robert A. Merry                    0              --                     0         450,000            $     0            $337,500
-----------------------------------------------------------------------------------------------------------------------------------
Bill E. Newell                     0
  Company Options                  0              --                20,000               0             18,750                   0
  Safeguard Options                0              --                 2,500          12,500                  0                   0
------------------------------------------------------------------------------------------------------------------------------------
William G. Moore, Jr.              0              --                85,500               0             96,188                   0
------------------------------------------------------------------------------------------------------------------------------------
Mark S. Grefer                     0              --                37,750          88,250                  0                   0
------------------------------------------------------------------------------------------------------------------------------------
H. Kenneth Whitaker             58,412         $57,144                 250              --                  0                   0
------------------------------------------------------------------------------------------------------------------------------------

(1) The value of unexercised in-the-money options is calculated based upon (i) the fair market value per share of the stock at December 31, 1997, less the option exercise price, multiplied by (ii) the number of shares subject to an option. On December 31, 1997, the fair market value of a share of the Company's common stock was $4.625 and the fair market value of Safeguard's Common Stock was $31.375. This table is presented solely for the purpose of complying with the rules of the Securities and Exchange Commission and does not necessarily reflect the amounts optionees will actually receive upon the sale of any shares acquired upon the exercise of the options.

                            STOCK PERFORMANCE GRAPH

      The following chart compares the cumulative total stockholder return on the Company's Common Stock for the period beginning with the commencement of the Company's initial public offering on June 16, 1995 through December 31, 1997 with the cumulative total return on the Nasdaq Index and the cumulative total return for a peer group index for the same period. The peer group consists of SIC Code 737--Computer Programming and Data Processing Services. The comparison assumes that $100 was invested on June 16, 1995 in the Company's Common Stock and in each of the comparison indices, and assumes reinvestment of dividends. The Company has historically reinvested earnings in the growth of its business and has not paid cash dividends on its Common Stock.

        --------------------------------------------------------------
                       16-Jun-95       Dec-95     Dec-96       Dec-97
        --------------------------------------------------------------
        USDATA             100           290        113          93
        --------------------------------------------------------------
        Nasdaq             100           113        139         171
        --------------------------------------------------------------
        Peer Group         100           117        149         183
        --------------------------------------------------------------


                              CERTAIN TRANSACTIONS

      The Company and Safeguard are parties to an Administrative Services Agreement pursuant to which Safeguard provides the Company with administrative support services for a monthly fee of $30,000. The administrative support services include consultation regarding the Company's general management, investor relations, financial management, certain legal services, insurance programs administration, audit administration and tax research and planning. The annual administrative services fee does not cover extraordinary services provided by Safeguard to the Company or services that are contracted out. The initial term of the agreement expired on December 31, 1997, and has been extended until December 31, 1998, with annual renewals thereafter by mutual agreement between the parties. The Company expensed $360,000 during 1997 for these services.

      In connection with the purchase of 273,910 shares of Common Stock (the "Restricted Stock") on February 20, 1995 at a purchase price of $3.50 per share, William G. Moore, Jr., the former President and Chief Executive Officer of the Company, borrowed $958,685 from the Company evidenced by a note (the "Note") bearing interest at the rate of 7.75% per annum. Mr. Moore resigned as an officer and director of the Company on March 10, 1997. Pursuant to the terms of a Severance Agreement, Mr. Moore was employed by the Company as a consultant until December 31, 1997 at a salary level of $275,000. In addition, the Company has repurchased all of the Restricted Stock in exchange for the cancellation of all outstanding principal and accrued interest under the Note, which totaled $958,685 and $161,539, respectively, as of March 10, 1997.

      On November 8, 1994, Safeguard and certain other investors acquired 6,198,808 shares of Common Stock from the Company's then majority shareholders for an aggregate purchase price of approximately $18 million. In connection therewith, the Company granted to Safeguard a warrant to purchase 698,238 shares of Common Stock and to Arthur R. Spector, a director of the Company, a warrant to purchase 77,582 shares of Common Stock. Each warrant is currently exercisable at an exercise price of $3.02 per share.

      The Company and Bob B. Midyett, Jr. were parties to an Employment Agreement under which Mr. Midyett initially served as Chief Executive Officer and served as Senior Advisor to the Company. The Employment Agreement had an initial term of three years, commencing November 8, 1994. Pursuant to the Employment Agreement, Mr. Midyett received annual compensation of $360,000 and reimbursement of certain expenses. Effective November 8, 1997, the Employment Agreement expired and was not renewed. For as long as he owns at least 5% of the outstanding Common Stock of the Company, Mr. Midyett is entitled to serve on the Board of Directors of the Company.


                         INDEPENDENT PUBLIC ACCOUNTANTS

          Since 1992, the Company has retained Price Waterhouse LLP as its independent public accountants, and it intends to retain Price Waterhouse LLP for the current year ending December 31, 1998. A representative of Price Waterhouse LLP is expected to be present at the Annual Meeting and will have an opportunity at the meeting to make a statement if he desires to do so and will be available to respond to appropriate questions.


            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

          Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers and persons who own more than ten percent of a registered class of the Company's equity securities ("10% Stockholders") to file reports of ownership and changes in ownership of Common Stock and other equity securities of the Company with the Securities and Exchange Commission ("SEC"). Officers, directors and 10% Stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms that they file. Based solely on its review of the copies of such forms received by it and written representations from certain reporting persons that no other reports were required for those persons, the Company believes that during the period from January 1, 1997 to December 31, 1997, all Section 16(a) filing requirements applicable to its officers, directors and 10% Stockholders were complied with, except for late Forms 4 filed by Mr. Midyett and Safeguard Scientifics, Inc.


                                 OTHER MATTERS

          The Company is not aware of any other business to be presented at the Annual Meeting. If any other matters should properly come before the Annual Meeting, however, the enclosed Proxy confers discretionary authority with respect thereto.

          The President's Letter and the Company's 1997 Annual Report on Form 10-K, including financial statements and other information with respect to the Company and its subsidiaries, is being mailed simultaneously to the stockholders but is not to be regarded as proxy solicitation material.


Dated:  April 29, 1998

-------------------------------------------------------------------------------


P R O X Y
                              USDATA CORPORATION

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

I hereby constitute and appoint Arthur R. Spector, Robert A. Merry and Robert
L. Drury, and each of them, my true and lawful agents and proxies with full power of substitution in each, to vote all shares held of record by me as specified on the reverse side and, in their discretion, on all other matters which may properly come before the 1998 Annual Meeting of Stockholders of USDATA Corporation to be held on June 1, 1998, and at any adjournments thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL NOMINEES TO THE BOARD OF DIRECTORS AND AS THE PROXIES MAY DETERMINE, IN THEIR DISCRETION WITH REGARD TO ANY OTHER MATTER PROPERLY BROUGHT BEFORE THE MEETING.

         PLEASE MARK, SIGN AND DATE THE PROXY CARD ON THE REVERSE SIDE
               AND RETURN PROMPTLY USING THE ENCLOSED ENVELOPE.


-- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- --
                           - FOLD AND DETACH HERE -

-------------------------------------------------------------------------------
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 1.      [X] Please mark
                                                                 your votes as
                                                                  indicated in
                                                                  this example



TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE WHILE VOTING FOR THE REMAINDER, STRIKE A LINE THROUGH THE NOMINEE'S NAME IN THE LIST.

                                                               WITHHELD
1. ELECTION OF DIRECTORS                                FOR     FOR ALL
 Nominees:                                              [_]       [_]
 Arthur R. Spector        Jerry L. Johnson
 Gary J. Anderson, M.D.   Robert A. Merry
 James W. Dixon           Jack L. Messman
 Max D. Hopper
--

SIGNATURE(S) ______________   ______________    DATE: _________________________

THIS PROXY MUST BE SIGNED EXACTLY AS NAME APPEARS HEREIN. Joint tenants must both sign. When signing as attorney, executor, administrator, trustee or guardian, or for a corporation or partnership, please give full title.


-- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- --
                           - FOLD AND DETACH HERE -

--------------------------------------------------------------------------------

                          Your Proxy vote is important,
                  regardless of the number of shares you own.

 Whether or not you plan to attend the meeting in person, please complete, date and sign the above Proxy card and return it without delay in the enclosed envelope.

                                     LOGO(R)

--------------------------------------------------------------------------------